EXHIBIT 99.1

HCC Announces the Commutation of Certain Older Recoverables

HOUSTON, Sept. 27, 2005 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced today that the Company had reached an agreement with various reinsurers to commute approximately $145 million of reinsurance recoverables related to outstanding claims principally from the 1999 underwriting year of the Group's discontinued accident & health reinsurance business.

Mr. Way said, "We continue to be proactive with our reinsurance recoverables and these commutations remove a significant amount of our older receivables, further strengthening our balance sheet." Mr. Way added, "Although the timing is coincidental, this commutation will offset some or all of the new recoverables emanating from Hurricanes Katrina and Rita."

In this regard, the Company will receive cash payments from the commuting reinsurers and will take an after-tax charge in the third quarter 2005 of approximately $17 million, or $0.16 per diluted share. This charge, which will be recorded substantially in the discontinued line of business, is primarily the result of the discount to present day value on the claim reserves assumed, calculated using market interest rates. Future earnings will be enhanced by investment income on the cash received.

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC is traded on the NYSE, has assets exceeding $6.0 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT:  HCC Insurance Holdings, Inc.
          L. Byron Way
          Vice President
          (713) 690-7300